Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. Announces Acquisition of Marchi Thermal Systems, Inc.

UCT strengthens its capabilities in core semiconductor capital equipment market

HAYWARD, Calif., February 5, 2015 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today announced that it has signed a purchase agreement with Marchi Thermal Systems, Inc. (Marchi), to acquire substantially all of Marchi’s assets and assume certain of its liabilities. Marchi designs and manufactures application-specific thermal solutions to solve semiconductor equipment customers’ temperature management challenges. The acquisition of Marchi further expands UCT’s capabilities and its footprint with existing customers.

UCT paid a purchase price of approximately $43.5 million.  The transaction signed and closed on February 5, 2015. The consideration consisted of $30 million in cash and 1,437,500 shares of UCT common stock.  In conjunction with this acquisition, UCT closed a new $80 million debt facility with East West Bank and City National Bank which UCT used to refinance amounts outstanding under its existing credit facility and fund the cash portion of the purchase price of Marchi. The existing credit facility was terminated.

Founded in 1973 and headquartered in Hayward, CA, Marchi had approximately $18 million in revenue in its last fiscal year ended December 31, 2014.

Jim Scholhamer, UCT’s Chief Executive Officer, commented on the transaction:  “We are very pleased to add Marchi’s unique products and expertise to UCT. We expect the transaction to be accretive to earnings immediately following the close of the transaction.  Like UCT, Marchi products are well entrenched in leading semiconductor capital equipment providers, enabling advanced processes through precise and stable temperature control of gas and liquid delivery.”

“I’m very excited about the combination of Marchi’s very strong products and talented people with UCT, a leading provider of gas panel delivery systems in the semiconductor capital equipment market.  I believe this transaction will allow us to better serve our customers and provide exciting opportunities for our employees," said Jim Hawthorne, CEO of Marchi.

Scholhamer continued:  “Through this acquisition UCT integrates a key component of our gas panels, bringing us even closer to the customer in the design stage of new products and next generation equipment”

The Company will provide more details related to the acquisition on the conference call to discuss fourth quarter 2014 results and management's outlook at 1:45 pm PDT on Tuesday, February 17, 2015. The call-in number is (888) 561-5097 (domestic) and (706) 679-7569 (international).  A replay of the conference will be available for fourteen days following the call at (855) 859-2056 (domestic) and (404) 537-3406 (international).  The confirmation number for live broadcast and replay is 75022525 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. UCT offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. UCT's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, and energy and research industries. UCT is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to Marchi’s anticipated financial results and the anticipated accretive nature of the transaction. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 27, 2013 as filed with the Securities and Exchange Commission. Additional information is also set forth in our quarterly reports on Form 10-Q filed periodically with the Securities and Exchange Commission.  Our periodic filings with the Securities and Exchange Commission are publicly available on the Securities and Exchange Commission’s website at www.sec.gov.  Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:
UCT
Casey Eichler
CFO
510/576-4704